Exhibit(e)(18)

February 21, 2014

Artisan Partners Distributors LLC

875 East Wisconsin Avenue

Suite 800

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. has established a new series of shares to be known as Artisan High Income Fund. The series has two classes, Investor Shares and Advisor Shares. In accordance with paragraph 6 of the Distribution Agreement between Artisan Partners Funds, Inc. and Artisan Partners Distributors LLC dated October 29, 1998, as amended February 12, 2009, Artisan Partners Funds, Inc. hereby requests that you act as Distributor for the new series under the terms of the Distribution Agreement.

Please indicate your acceptance of this appointment as Distributor by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By:	/s/ Gregory K. Ramirez
Gregory K. Ramirez
Chief Financial Officer

Agreed to this 24th day of February, 2014

ARTISAN PARTNERS DISTRIBUTORS LLC

By:	/s/ Sarah A. Johnson
Name: Sarah A. Johnson
Title: Vice President